Exhibit 4.1

AMENDMENT SEVEN
TO
RIGHTS AGREEMENT

THIS AMENDMENT SEVEN TO RIGHTS AGREEMENT (this “Amendment”), dated as of August 4, 2016, is entered into by and between Astrotech Corporation, a Washington corporation (the “Company”), and American Stock Transfer & Trust Company, LLC, as rights agent (the “Rights Agent”), pursuant to Section 27 of the Rights Agreement, dated as of July 29, 2009, as amended July 29, 2010, August 10, 2011, August 10, 2012, August 6, 2013, June 9, 2014 and August 5, 2015 (the “Rights Agreement”), between the Company and the Rights Agent.
WHEREAS, Section 27 of the Rights Agreement provides that at any time prior to the Distribution Date (as defined in the Rights Agreement) the Board of Directors of the Company may from time to time supplement and amend any provision of the Rights Agreement in any respect without the approval of the holders of the Rights (as defined in the Rights Agreement); and
WHEREAS, the Rights under the Rights Agreement are scheduled to expire at the Close of Business (as defined in the Rights Agreement) on August 10, 2016 (the “Expiration Date”); and
WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company to amend the Rights Agreement to extend the Expiration Date and to decrease the Purchase Price (as defined in the Rights Agreement) and to take such further actions as may be necessary or appropriate to effectuate such amendments.
NOW, THEREFORE, in consideration of the premises and mutual agreements set forth herein and in the Rights Agreement, the parties hereby agree as follows:
Section 1.     Definitions. Capitalized terms used but not defined herein shall have the meaning assigned to such terms in the Rights Agreement.
Section 2. Amendments to Rights Agreement.
(a) Amendment of Section 1(m) of the Rights Agreement. Section 1(m) of the Rights Agreement is hereby amended to read in its entirety as follows:
“Expiration Date” shall mean the Close of Business on August 10, 2017.”
(b) Amendment of Section 1(s) of the Rights Agreement. Section 1(s) of the Rights Agreement is hereby amended to read in its entirety as follows:
“Purchase Price” shall initially be $2.29 for each one one-thousandth of a Preferred Share purchasable pursuant to the exercise of a Right, and shall be subject to adjustment from time to time as provided in Section 11 or Section 13 hereof.”
(c) Amendment of Exhibit B to the Rights Agreement. Exhibit B to the Rights Agreement is hereby amended by replacing references to “2016” with “2017” and replacing the reference to “$3.06” with “$2.29”.

(d) Amendment of Exhibit C to the Rights Agreement. Exhibit C to the Rights Agreement is hereby amended by replacing references to “2016” with “2017” and replacing the reference to “$3.06” with “$2.29”.

Exhibit 4.1

Section 3. Miscellaneous.
(a)     The term “Agreement” as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby.
(b)     This Amendment shall be effective as of the date first above written, and, except as set forth herein, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.
(c)     This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.
(d)     This Amendment shall be deemed to be a contract made under the laws of the State of Washington and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.
(e)     The Rights Agent and the Company hereby waive any notice requirement under the Rights Agreement pertaining to the matters covered by this Amendment.
(f)     Except to the extent specifically amended hereby, the provisions of the Rights Agreement shall remain unmodified, and the Rights Agreement as amended hereby is confirmed as being in full force and effect.
[Signature page follows]

Exhibit 4.1

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the day and year first above written.

ASTROTECH CORPORATION

By:
Name: Thomas B. Pickens III
Title: Chairman of the Board and Chief Executive Officer

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC, as Rights Agent